                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 6)




                               IMPCO Technologies, Inc.
            -------------------------------------------------------------
                                (Name of Issuer)



                                     Common Stock
                -----------------------------------------------------
                         (Title of Class of Securities)



                                     009187 20 4
                        -------------------------------------
                                 (CUSIP Number)

 -----------------------------------------------
 CUSIP NO. 009187 20 4                                 13G
 -----------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. (ENTITIES ONLY)

          Timothy J. Schneebeck
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (See Instructions)
                                                                  (a) / /
                                                                  (b) / /

--------------------------------------------------------------------------------
     3    SEC USE ONLY


--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

   NUMBER OF             336,600
    SHARES        --------------------------------------------------------------
 BENEFICIALLY       6    SHARED VOTING POWER
   OWNED BY
     EACH         --------------------------------------------------------------
  REPORTING         7    SOLE DISPOSITIVE POWER
 PERSON WITH
                  --------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         336,600
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          336,600
--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                 / /

--------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          4.8%
--------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 1(a)      NAME OF ISSUER:  IMPCO Technologies, Inc.


ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                      16804 Gridley Place
                      Cerritos, CA  90703

ITEM 2(a)      NAME OF PERSON FILING:  Timothy J. Schneebeck


ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                      P.O. Box 5245
                      Tacoma, WA  98405

ITEM 2(c)      CITIZENSHIP:  U.S.


ITEM 2(d)      TITLE OF CLASS OF SECURITIES:  Common Stock


ITEM 2(e)      CUSIP NUMBER:  009187 20 4


ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

        (a)    / /  Broker or Dealer registered under Section 15 of the Act;
        (b)    / /  Bank as defined in Section 3(a)(6) of the Act;
        (c)    / /  Insurance Company as defined in Section 3(a)(19) of the Act;
        (d)    / /  Investment Company registered under Section 8 of the
                    Investment Company Act;
        (e)    / /  Investment Advisor registered under Section 203 of the
                    Investment Advisers Act of 1940;
        (f)    / /  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974, or Endowment Fund; SEE Rule 13d-1(b)(1)(ii)(F);
        (g)    / /  Parent Holding Company, in accordance with
                    Rule 1d-1(b)(ii)(G) (NOTE, SEE ITEM 7.);
        (h)    / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


ITEM 4.        OWNERSHIP.

               Not Applicable.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.

ITEM 10.       CERTIFICATION.

               Not Applicable.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                    February 6, 1998
                                        ----------------------------------------
                                                         (Date)


                                                 /s/ Timothy J. Schneebeck
                                        ----------------------------------------
                                                        (Signature)


                                                   Timothy J. Schneebeck
                                        ----------------------------------------
                                                    (Name and Title)